UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933




                       CHEMICAL CONSORTIUM HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)


         Delaware                                           91-2159311
-------------------------------                           --------------
(State  or  Other  Jurisdiction                           (IRS Employer
      of  Incorporation)                               Identification No.)

            814  Lakeway  Drive
                Suite  262
         Bellingham,  Washington
             (360)  676-9016                                  98226
---------------------------------------                   ------------
(Address of principal executive offices)                   (Zip Code)



                      Fiscal 2001 Equity Compensation Plan
             ------------------------------------------------------
                              (Full Title of Plan)




                             J.  Greig,  President
                                814 Lakeway Drive
                          Bellingham, Washington 98226
                              (360)  676-9016  Tel
                              (360)  676-9493  Fax
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                With a copy to:

                              Jerry Gruenbaum, Esq.
                           54 Hazard Avenue, Suite 270
                           Enfield, Connecticut 06082
                             (860) 763-4222 Tel/Fax


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
 Title of
Securities     Amount  to    Proposed Maximum    Proposed Maximum    Amount of
  to  be            be        Offering Price        Aggregate       Registration
Registered     Registered      Per  Share        Offering  Price        Fee
-----------    -----------  ----------------   ----------------    -------------
Common  shares   2,050,000      $  0.55           $  1,127,500      $   281.88
$0.0001
par  value

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item  1.

Item  1.  Plan  Information

     Chemical Consortium Holdings, Inc., a Delaware Corporation (the "Corporation" or the "Registrant") is offering shares of its common stock to various individuals ("Recipients") for consulting and/or legal services performed on the Company's behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2001 Equity Compensation Plan (the "Plan") adopted by the Board of Directors on November 12, 2001. The Board has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

    Gary  Cella             1,000,000  shares for consulting  services
    Jerry  Gruenbaum        1,000,000  shares for consulting/legal  services
    Robert  Hilsinger          50,000  shares for consulting/accounting services

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The Recipients shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the Recipients that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation  of  Documents  by  Reference.

     (a) The following documents filed with the Securities and Exchange Commission by the Registrant, are incorporated by reference:

          (1) The Corporation's Current Report on Form 8K-A, as filed with the Securities and Exchange Commission on November 19, 2001.

          (2) The Corporation's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 18, 2001.

          (3) The Corporation's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 10, 2001.

          (4) The Corporation's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 5, 2001.


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
          (5) The Corporation's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 10, 2001.

          (6) The Corporation's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, as filed with the Securities and Exchange Commission on November 19, 2001.

          (7) The Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange
Commission  on  April  19,  2001.

          (8) The description of the Corporation's Common Stock set forth on Page 19 and 20 of Part I of the Corporation's Registration Statement on Amendment 3 to Form 10-SB/12g dated December 18, 2000, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b)     All other reports or documents filed by the  Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registration documents referred to above are hereby incorporated by reference.


Item  4.  Description  of  Securities.

      Not  Applicable.


Item  5.  Interest  of  Named  Experts  and  Counsel.

     The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants, Horwath Gelfond Hochstadt Pangburn, P.C. of Denver, Colorado, nor any other experts named in the registration statement has any equity or other interest in the Registrant.


Item  6.  Indemnification  of  Directors  and  Officers.

      Under the Company's Article of Incorporation  and Bylaws,  the Company may
indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in the Company's best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.


Item  7.  Exemption  from  Registration  Claimed.

Not  applicable.


Item  8.  Exhibits.

Exhibit  No.     Document  Description
-----------      ---------------------
 3.1             Articles  of Incorporation as filed with the Delaware Secretary of State, dated June 27, 1997 incorporated by reference to the Company's Registration Statement filed on Form 10-SB/12g on
                 January  7,  2000.

 3.1(I) Amendment to Articles of Incorporation dated October 4, 2001 changing the name of the Company to Chemical Consortium Holdings, Inc. and increasing the number of authorized Common Stock to 100,000,000 shares, incorporated by reference to the Company's Current Report filed on Form 8-K on October 5, 2001.

 3.2 Company's By-Laws, incorporated by reference to the Company's Registration Statement filed on Form 10-SB/12g on January 7, 2000.

 5.1 Opinion of Jerry Gruenbaum, Esq. regarding the legality of the Securities being registered.

10.1 Acquisition Agreement with J. Greig, Ph.D. to acquire Chemical Consortium, Inc. dated September 6, 2001, incorporated by reference to the Company's Current Report filed on Form 8-K on September 10, 2001.

10.2 Fiscal 2001 Equity Compensation Plan approved by the Board of Directors on November 12, 2001.

23.1 Consent of Horwath Gelfond Hochstadt Pangburn, P.C. Certified Public Accountants.


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
Item  9.  Undertaking.

The  Registrant  makes  the  following  undertakings:

     (a)   (1)   (i)   To file, during any period in which offers  or  sales are
being  made,  a  post-effective  amendment  to  this  registration  statement:

                 (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, Bellingham, Washington, on November 19, 2001.


                                         CHEMICAL  CONSORTIUM  HOLDINGS,  INC.
                                         (Registrant)

                                         By:  /s/  J.  Greig
                                            ---------------------------
                                          J.  Greig,  President
                                          Chief  Executive  Office
                                          and  Chairman  of  the  Board


                                         By:  /s/  Ron  Greig
                                            ---------------------------
                                          Ron  Greig,  Vice  President
                                          and  Director



     In accordance with the Exchange Act, this report has been signed below by the following person on behalf of the registrant and in the capacities and on the dates indicated.


Signature                  Title                                      Date

/s/  J.  Greig            President,  Chief  Executive Officer and    11/19/01
----------------------    Chairman  of  the  Board  of  Directors
J.  Greig


/s/  Ron  Greig           Vice President of Production and Director   11/19/01
----------------------
Ron  Greig


/s/  Ludwig  Stromeyer    Director                                    11/19/01
----------------------
Ludwig  Stromeyer


/s/  Michael  Tomko       Director                                    11/19/01
----------------------
Michael  Tomko


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